UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2010

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6500 Harbour Heights Parkway, Suite 303
Mukilteo, Washington 98275

(Address of principal executive offices, including zip code)

(425) 493-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities

On April 22, 2010, the Company’s Board of Directors approved a reduction in headcount and closure of the Company’s Mukilteo, Washington facility as part of a previously announced restructuring plan (the “Restructuring Plan”) that will include consolidation of corporate operations at the Company’s Irvine, California facilities. The Company anticipates that the process of shutting down the Mukilteo operations will be completed in six to eight weeks, and relocation of the Company’s corporate functions over the next few months.

Based on the analysis done to date, the Company expects to incur approximately $1.0 million to $1.5 million in restructuring costs in connection with the action, of which approximately $420,000 to $650,000 are expected to result from non-executive employee benefit and severance arrangements, approximately $170,000 to $440,000 are expected to result from lease termination payments and plant closure and relocation expenses, and the balance expected to result from write-downs of inventory, property and equipment, and related assets.  The Company anticipates that the majority of these costs will be recorded in the Company’s operating results for the fiscal quarters ending June 30 and September 30, 2010; and the Company does not expect that the charges will result in significant cash expenditures after completion of the Restructuring Plan.  The Restructuring Plan is expected to yield annualized cost savings of approximately $4.0 million to $5.0 million per year after its completion.

The aforementioned cost ranges are estimates only, and the amount and timing of the actual costs, expenses and charges may vary due to a variety of factors. To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K or include such disclosures in future Forms 10-Q or 10-K.

Item 2.06. Material Impairments.

The Company is performing an impairment assessment on goodwill and other long-lived assets impacted by the Restructuring Plan, in addition to inventory and property and equipment assets described in Item 2.05 above.  At this time, the Company is unable to make a determination of the estimated range related to the impairment charges.  However, to the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K or include such disclosures in future Forms 10-Q or 10-K as the assessment is finalized.  The impairment charges ultimately recorded are not expected to result in future cash expenditures.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, the Company is beginning a formal search to replace Amit Kumar, Ph.D., the Company’s President and Chief Executive Officer.  The Company hopes that this search will be completed by the end of the second quarter of 2010, at which time Dr. Kumar will step down as President and Chief Executive Officer.  In connection with the Restructuring Plan, Brooke Anderson, Ph.D., the Company’s Chief Operating Officer, will resign.

Forward-Looking Statements

This Current Report on Form 8-K, including its exhibits, contains forward-looking statements. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “intend,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements, other than statements of historical fact included in this Current Report on Form 8-K, are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated:	April 23, 2010	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer